Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

Jan. 2, 2008

Note from AAG CHALLENGERS written by Steve Nieman:

This is the beginning of our sixth year of soliciting AAG stockholders for our proposals and our candidates. Over the years, we have had many conversations with Staff of the SEC to try and make this process easier and less costly for anyone wishing to conduct a proxy solicitation. We feel the Staff believes we are in a perpetual state of approaching AAG stockholders. They have offered guidance to us on many occasions that we must be careful to comply with the various sections in Rule 14a to be in compliance with regulations concerning communications to stockholders.

We anticipate filing our preliminary form of proxy soon in 2008. There is unfinished business from our solicitation in 2007. We try really hard to comply with all rules and regulations as we understand them as laymen. Regarding our shareholder proposals for 2008, in order that we might begin to talk to other shareholders about them now, we felt that disclosing on EDGAR at this time is required.

If doubt exists, we feel that SEC regulations require broader disclosure than withholding information from the current owners of the company. As AAG stockholder/stakeholders concerned about the future of this business enterprise, we continue to work toward our goal of gaining board representation by the strategic stakeholders of workers and customers. We feel it's good for the AAG, good for business in general and if enacted on a broader scale, would benefit the entire U.S. economy in general.

Happy New Year from the AAG CHALLENGERS. We value your continued interest in what we're trying to accomplish.

NO. 7 –– RESPECTING SHAREHOLDERS' RIGHT TO KNOW

RESOLVED, that our board in 2008 amend our bylaws and any other appropriate governing documents to require that the company shall, other than on specifics restricted by law, regulation or which jeopardizes commercial advantage, strictly honor the shareholders right to proper disclosure of identification and contact information to the fullest extent possible by technology.

In all communication or reports to its shareholders, the company shall provide complete identification information on all individuals or parties reported therein.  It shall contain their proper name and complete address information, including their telephone, email and website information with functioning hyperlinks.

Where more than one set of contact data exists, all shall be included.  Where the communication is a proxy statement or any notice of an annual, special or other shareholder meeting or any references to any such meeting, it shall include in the same prominence as appears in the balance of the notice, all contact information of any shareholder proponent, challenging candidate(s) for election, and/or any opposing proxy solicitation.

Proponent Steve Nieman, a Horizon Air Captain, has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2008 Annual Meeting.  You can contact him via his website www.votepal.com/, via email at reachus@votepal.com or phone toll free 1-866-2-VOTEUS.  He looks forward to discussing this proposal with you.

Supporting Statement

The Internet has revolutionized communications for everyone including shareholders and the companies they own.  The power of the Internet to inform and educate has given birth to a vast array of new tools for tracking and analyzing investments.  Average investors now have available computer tools that not long ago could be afforded only by powerful financial institutions.  Yet all investors, large and small, are faced with the reality that no gate keepers of truth and accuracy exist on the Internet.

Only the company is in a position to assure that its shareholders are provided with accurate name and contact information. Some current regulations permit a company to withhold contact information.  But to enhance communications with its shareholders, we believe this information should be provided.  The prime concern of this bylaw proposal is to ensure that company shareholders are provided with correct identification data in any form of communication the company chooses, whether it be paper and/or electronic.  No valid purpose can be served by not disclosing it.

We believe that our company has a duty to provide full, complete and accurate identification information about individuals, parties, agencies, entities or companies it communicates to us about.  Shareholders have a right to contact a person or party concerning an event, and they should not be forced to make a separate request to company officials.  Making separate inquiries or requests wastes company time and resources.

I ask for your support and a Yes vote on Proposal No. 7

NO. 3 – Shareholder Say on Executive Pay

RESOLVED, that shareholders of our company request our board to adopt a policy to give  shareholders  the opportunity at each annual shareholder meeting  to vote on an advisory resolution,  proposed by management, to ratify the compensation of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Proposalist Bill Davidge, a Horizon Air aircraft mechanic of 51459 EM Watts Road, Scappoose, OR,  has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2008 Annual Meeting.

Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value.  As a result, shareholders filed more than 60 “say on pay” resolutions with companies in 2007, averaging a 42% vote.  In fact, seven resolutions exceeded a majority vote.  Verizon Communications (VZ) and Aflac (AFL) took the lead and decided to present such a resolution to a shareholder vote.

A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

I believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation.  In the United Kingdom, in contrast to U.S. practices, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation.  Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, I urge our board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process.  The results of such a vote could provide our board with useful information about shareholder views on our company’s senior executive compensation, as reported each year.

VOTE YES ON NO. 3 – Shareholder Say on Executive Pay

Proposal No. 8 Cumulative Voting

RESOLVED, that our board initiate in 2008 the appropriate process to amend our company’s governance documents (certificate of incorporation and/or bylaws) to ensure that cumulative voting is permitted to elect director nominees to the board.  Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected.  A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit.  Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Proposalist Terry Dayton, a Horizon Air communications agent, has notified the Alaska Air Group, Inc. ("AAG") that he intends to present the following proposal at the 2008 Annual Meeting.

SUPPORTING STATEMENT

Cumulative voting won 54%-support at Aetna and 56%-support at Alaska Airlines in 2005. It also received 55%-support at General Motors (GM) in 2006.  The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommend a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.  Most importantly cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation.  It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

This proposal is particularly important because our company has underperformed its peers over one-year,  three-year and five-year periods.  Additionally we still have plurality voting, a partially staggered board and there is no shareholder right to call a special meeting or act by written consent.

Vote Yes on Proposal No. 8 for Cumulative Voting